Exhibit 99.1

Fantex, Inc. Enters Into Brand Contracts With Terrance Williams & Ryan Shazier

Fantex, Inc. agrees to acquire a 10% interest in the brand income of both athletes

SAN FRANCISCO, Calif., September 23, 2015 – Fantex, Inc. announced today it has entered into brand contracts with each of Terrance Williams and Ryan Shazier. Under the terms of the brand contract with Terrance Williams, Fantex, Inc. would acquire for $3.06 million a 10% interest in Mr. Williams’ brand income. Under the terms of the brand contract with Ryan Shazier, Fantex, Inc. would acquire for $3.11 million a 10% interest in Mr. Shazier’s brand income. Brand income is defined in Mr. Williams’ and Mr. Shazier’s respective brand contracts. Fantex, Inc.’s acquisitions of brand income under its brand contracts with Mr. Williams and Mr. Shazier are contingent upon Fantex, Inc. obtaining financing necessary to pay the purchase price.

This press release shall not constitute an offer to sell any securities.